Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Allergan, Inc. Savings and Investment Plan (Restated 2008), as amended, to be filed on or about April 30, 2009 and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Allergan, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Allergan, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California

April 27, 2009